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                                                                   Exhibit 10.11

              Summary of Genesis Energy, Inc. Director Compensation

The independent directors of Genesis Energy, Inc., the general partner of Genesis Energy, L.P., receive an annual fee of $30,000. The Audit Committee Chairman receives an additional annual fee of $4,000 and all members of the Audit Committee receive $1,500 for attendance at each committee meeting. Denbury receives $120,000 from the Partnership for providing four of its executives as directors. Directors who are members of management of the general partner do not receive a fee for serving as a director.

The non-employee directors received stock appreciation rights under the same terms as the Executive Officers of the General Partner, pursuant to the Genesis Energy, Inc. Stock Appreciation Rights Plan. For purposes of determining the number of stock appreciation rights to be granted to individual directors, the compensation used for the directors is as follows:

-        Directors from Denbury                  $30,000 each
-        Audit Committee Chairman                $40,000
-        Audit Committee member                  $36,000 each